Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended March 31, 2010

(in thousands)

Net income from continuing operations	$239,456
Less: equity income from investees	910
Plus: distributed income of equity investees	1,223
Income taxes	151,382
Fixed charges (including securitization certificates)	82,635
Total	$473,786

Interest expense	$75,308
Interest component of rentals (estimated as one-third of rental expense)	7,327
Total	$82,635

Ratio of earnings to fixed charges	5.73

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended March 31, 2010

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$239,456
Less: equity income from investees	910
Plus: distributed income of equity investees	1,223
Income taxes	151,382
Fixed charges (including securitization certificates)	82,635
Total	$473,786

Interest expense	$75,308
Interest component of rentals (estimated as one-third of rental expense)	7,327
Subtotal	82,635
Preferred stock dividend requirements	3,199
Total	$85,834

Ratio of earnings to fixed charges and preferred stock dividend requirements	5.52